PRELIMINARY PROXY MATERIALS


               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                         June 1, 1995



     The Annual Meeting of Shareholders of ACC CORP. (the "Company") will be held at __________________________, Rochester, New York on Thursday, June 1, 1995, at 10:00 A.M., for the following purposes:

     1.   To elect Directors of the Company to serve until the next
     Annual Meeting of Shareholders and until the election and qualification of their successors.

     2. To act on a proposal to ratify the selection of Arthur Andersen LLP as auditors of the books and financial records of the Company for its fiscal year ending December 31, 1995.

     3.   To act on a proposal to amend the Company's Employee Stock Option
     Plan.

     4. To act on a proposal to amend the Company's Certificate of Incorporation to authorize the issuance of Preferred Stock and Class B non-voting Common Stock and to increase the number of shares authorized for issuance.

     5. To transact such other business as may properly come before the Meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on April 14, 1995 as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting.

                              By Order of the Board of Directors


                              Francis D. R. Coleman, Secretary

Rochester, New York
April [25], 1995

YOUR VOTE IS IMPORTANT.  PLEASE SIGN AND DATE THE ENCLOSED PROXY
CARD AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE,
WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING.
YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON
SHOULD YOU DECIDE TO ATTEND THE MEETING.

               PROXY STATEMENT

1995 ANNUAL MEETING OF SHAREHOLDERS OF ACC CORP.


GENERAL


     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of ACC Corp. (the "Company") for use at the Annual Meeting of Shareholders of the Company to be held at _______________________________, Rochester, New York on Thursday, June 1,
1995, at 10:00 A.M., or at any adjournments thereof.

     Any proxy properly given and received prior to the commencement of the Meeting will be voted with respect to all shares represented by it and will be voted in accordance with the instructions, if any, given therein. If no contrary instructions are given, the proxy will be voted (1) FOR the election as Directors of the nominees named herein, (2) FOR the ratification of the selection of Arthur Andersen LLP to serve as the Company's auditors for its fiscal year ending December 31, 1995, (3) FOR the proposal to amend the Company's Employee Stock Option Plan; (4) FOR the proposal to amend the Company's Certificate of Incorporation to authorize the issuance of Preferred Stock and Class B non-voting Common Stock and to increase the number of shares authorized fo rissuance; and (5) in accordance with the proxyholders' best judgment on any other matters which may properly come before the Meeting. A shareholder giving a proxy has the right to revoke it by a duly executed proxy bearing a later date, by attending the Meeting and voting in person, or by otherwise notifying the Company in writing prior to the Meeting.

     Under Delaware law, the total votes received, including abstentions and votes by brokers holding shares in "street name" or other fiduciary capacity on "routine" matters, are counted in determining the presence of a quorum at the Meeting. With respect to the election of Directors, votes may be cast for or withheld from voting with respect to any or all of the Directors. Votes that are withheld will have no effect on the election of Directors. Abstentions may be specified on all Proposals other than the election of Directors and will be counted as present for purposes of the matter with respect to which the abstention is noted. Under the Company's Certificate of Incorporation and Bylaws, Directors are elected by a plurality of the votes cast, the approval of Proposals 2 and 3 will each require the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote, and the approval of Proposal 4 will require the
affirmative vote of a majority of all outstanding shares.   Therefore,
under the Company's Certificate of Incorporation and Bylaws and under Delaware law, assuming the presence of a quorum at the Meeting, non-votes by brokers will have no effect on the election of Directors, Proposal 2 or Proposal 3. However, non-votes by brokers would have the effect of "no" votes with respect to Proposal 4, and abstentions would have the effect of "no" votes with respect to Proposals 2, 3 and 4.

     The close of business on April 14, 1995 has been fixed as the record date for the determination of the shareholders entitled to notice of, and to vote at, the Annual Meeting. On that date, there were _____________ shares of Common Stock outstanding and entitled to vote at the Annual Meeting.
Each share of Common Stock is entitled to one vote. For a description of the principal holders of the Company's Common Stock, see the discussion under "Principal Holders of Common Stock."

     The principal executive offices of the Company are located at 400 West Avenue, Rochester, New York 14611.

     This Proxy Statement and the enclosed proxy card are being furnished to shareholders on or about April [25], 1995.

     Additional copies may be obtained from the Secretary, ACC Corp., 400 West Avenue, Rochester, New York 14611, telephone (716) 987-3000.


               PROPOSAL 1

          ELECTION OF DIRECTORS

     Seven Directors, making up the entire membership of the Board of Directors of the Company as designated by the Board, are to be elected at the Annual Meeting to hold office until the next Annual Meeting of Shareholders and until the election and qualification of their successors. The Board of Directors intends to nominate the seven persons named below for election to the Board. All of the nominees are currently Directors of the Company.
Unless authority is withheld with respect to any individual nominee or all of the nominees, the shares represented by the proxies received as a result of this solicitation will be voted in favor of the nominees listed below. In the event any nominee declines or is unable to serve, proxies will be voted for the election of the others so named and may be voted for such substitute nominees as the Board may recommend, or the Board may reduce the number of Directors to eliminate the vacancy. The Board of Directors, however, does not anticipate that any nominee will decline or be unable to serve.

     The Board conducts its business through the meetings and activities of the full Board and its committees. The Board of Directors held seven meetings during 1994. Currently, the committees of the Board are the Audit Committee, the Executive Compensation Committee and the Executive Committee.

     The Audit Committee periodically reviews the Company's auditing and accounting policies and procedures and recommends to the Board the selection of the Company's independent auditors. Its members are: Daniel D. Tessoni, Chairman, Hugh F. Bennett, Willard Z. Estey, David K. Laniak and Robert F. Sykes. This Committee met three times during 1994.

     The Executive Compensation Committee sets and reviews the compensation
and benefits paid to the Company's executives.   Its members are:  Hugh F.
Bennett, Chairman, David K. Laniak, Robert F. Sykes, and Daniel D. Tessoni. This Committee met five times during 1994.

     The Executive Committee was formed for the purpose of acting on behalf of the Board of Directors between meetings of the full Board should the need arise, in accordance with the Company's Bylaws. Its members are: Richard T. Aab, Chairman, David K. Laniak and Daniel D. Tessoni, with Hugh F. Bennett serving as an alternate member. This Committee took action by written consent during the year but did not meet during 1994.

     During 1993, the Board established a Special Committee, consisting of David K. Laniak, Chairman, Hugh F. Bennett, now-retired Director Martin F. Birmingham, Robert F. Sykes and Daniel D. Tessoni, to review and make any determinations necessary with respect to several proposed transactions involving the Company that involved potential conflicts-of-interest for Richard T. Aab, the Company's Chairman and Chief Executive Officer. This Committee met twice during 1994.

     Each of the Directors attended at least 75% of the meetings held during 1994 by the Board and by each Committee of which he is a member.

     The following sets forth information concerning the principal occupations and business experience of the nominees for election as Directors of the Company:

     Richard T. Aab, 46, is a co-founder of the Company who has served as Chairman of the Board since March, 1983, as Chief Executive Officer since August, 1983, and as a Director since October, 1982. Mr. Aab also served as Chairman of the Board of the Company's ACC TelEnterprises Ltd. subsidiary from April, 1993 through February, 1994.

     Hugh F. Bennett, 38, has been a Director of the Company since June,
1988. Since March, 1990, Mr. Bennett has been a Vice President, Director and Secretary-Treasurer of the Boston, Massachusetts investment banking firm of Gagan, Bennett & Co., Inc. Previously, Mr. Bennett had been a Vice President-Corporate Finance at the Boston investment banking firm of McKinley Allsopp, Inc., from March, 1988 through March, 1990.

     Arunas A. Chesonis, 32, was elected the Company's President and Chief Operating Officer in October, 1994. He previously served as President of the Company and of its Domestic Group from February, 1994 through October, 1994, and as President of its ACC Long Distance Corp. subsidiary from January, 1989 through February, 1994. From August, 1990 through March, 1991, he also served as President of ACC TelEnterprises Ltd. From May, 1987 through January, 1989, Mr. Chesonis served as Senior Vice President of Operations for ACC Long Distance Corp. Mr. Chesonis was elected a Director of the Company in October, 1994.

     The Hon. Willard Z. Estey, C.C., Q.C., 74, is Counsel to the Toronto, Ontario law firm of McCarthy, Tetrault. After serving as Chief Justice of Ontario, Mr. Estey was a Justice of the Supreme Court of Canada from 1977 through 1988. From 1988 through 1990, Mr. Estey was Deputy Chairman of Central Capital Corporation, Toronto, Ontario. Since May, 1993, Mr. Estey also serves as a Director of the Company's ACC TelEnterprises Ltd. subsidiary. Mr. Estey was elected a Director of the Company in October, 1994.

     David K. Laniak, 59, has been a Director of the Company since February, 1989. Mr. Laniak is Executive Vice President and Chief Operating Officer of Rochester Gas and Electric Corporation, Rochester, New York. Mr. Laniak has worked in a variety of positions for Rochester Gas and Electric Corporation for more than 30 years. Mr. Laniak also serves as a Director of the Company's ACC TelEnterprises Ltd. subsidiary, and is a Director of Rochester Gas and Electric Corporation.

     Robert F. Sykes, 71, has been a Director of the Company since August, 1988. Presently, Mr. Sykes is a general partner of Sykes Associates, an investment partnership. From 1971 through 1986, he served as Chairman and Chief Executive Officer of Sykes Datatronics, Inc., a manufacturer and marketer of computerized telephone cost management systems. In 1987, Mr. Sykes retired as Chief Executive Officer of Sykes Datatronics, and retired as a member of its Board in 1989. Mr. Sykes also served as a Director of the Company's ACC TelEnterprises Ltd. subsidiary from June, 1993 through November, 1994, and currently serves as a Director of Everflow Management Corp., an oil and gas production company.

     Daniel D. Tessoni, 47, has been a Director of the Company since May, 1987. Mr. Tessoni is an Associate Professor of Accounting at the College of Business of the Rochester Institute of Technology, where he has taught since 1977. He holds a Ph.D. degree, is a Certified Public Accountant, and is Treasurer of several privately-held business concerns.

Securities Owned by Company Management

     The following table sets forth, as of April 14, 1995, the number and percentage of outstanding shares of Common Stock beneficially owned by each Director or nominee for Director of the Company, by each of the four Named Executives (in addition to Mr. Aab) named in the compensation tables that appear hereafter in this Proxy Statement, and by all Directors, nominees for Director and executive officers of the Company as a group. The Company believes that each individual in this group has sole investment and voting power with respect to his or her shares except as otherwise noted:

Name of Nominee for Director                 Shares Beneficially Owned
or Executive Officer                       Number               Percentage
Richard T. Aab                          965,582 (1)             11.8

Hugh F. Bennett                           3,000 (2)              *

Arunas A. Chesonis                       53,842 (3)              *

Willard Z. Estey                             -0-                 *

David K. Laniak                           2,700                  *

Robert F. Sykes                          85,144 (4)             1.0

Daniel D. Tessoni                        22,500 (5)              *

Richard E. Sayers                        74,093 (6)              *

Michael R. Daley                         19,053 (7)              *

Christopher Bantoft                       2,500 (8)              *

All Directors and Executive Officers
as a Group ( 15 persons, including
those named above)                      1,245,222               14.9
                                        (1) (2)
                                        (3) (4)
                                        (5) (6)
                                        (7) (8)
                                        (9)
__________________________________
*    Indicates less than 1% of the Company's issued and outstanding shares.

(1) This number excludes 15,000 shares directly owned by Mr. Aab's wife and 1,500 shares that she controls as Custodian for their minor children, as to all of which shares Mr. Aab disclaims beneficial ownership.

(2) Mr. Bennett shares investment and voting power with his wife with respect to 1,500 of these shares.

(3)  Includes 177 shares owned by Mr. Chesonis's spouse, options to purchase
45,500 shares that are currently exercisable by Mr. Chesonis and options to purchase 6,650 shares that are currently exercisable by Mr. Chesonis's spouse.

(4) Of these shares, 81,144 shares are owned by Sykes Associates, a partnership of which Mr. Sykes is a general partner, and 4,000 shares are owned by Ontario, Inc., a privately-held company of which Sykes Associates is a shareholder and Mr. Sykes is a Director.

(5) Mr. Tessoni and his wife share investment and voting power with respect to all shares which he beneficially owns.

(6) Includes options to purchase 70,000 shares that are currently exercisable by Mr. Sayers.

(7) Includes options to purchase 16,750 shares that are currently exercisable by Mr. Daley.

(8) Includes options to purchase 2,500 shares that are currently exercisable by Mr. Bantoft.

(9) Includes options to purchase a total of 17,000 shares that are or will become exercisable by four executive officers of the Company, in addition to those named above, within the next 60 days.

Compliance with Section 16 of the Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the
Company's executive officers, Directors and other persons who own more than ten percent of the Company's Common Stock (collectively, "reporting persons") to file reports of their ownership of and changes in ownership in their Company shareholdings with both the Securities and Exchange Commission ("SEC") and the National Association of Securities Dealers, Inc. ("NASD") and to furnish the Company with copies of all such forms (known as Forms 3, 4 and 5) filed.

     Based solely on its review of the copies of such forms it received or on written representations received from certain reporting persons that they were not required to file a Form 5 report with respect to 1994, the Company believes that with respect to transactions occurring in 1994, all Form 3, 4 and 5 filing requirements applicable to its reporting persons were complied with, except that Mr. Sykes was late in filing one Form 4 with respect to one transaction involving the Company's shares, and Felicity Guest, Anthony M.
Marion, S. Patrick Martin, George H. Murray, Jr. and Daniel J. Venuti took longer than the ten days allowed under SEC rules to file their respective Form
3 Reports following their being named officers of the Company for Section 16 purposes in November, 1994.


COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

     In compliance with the SEC's executive compensation disclosure rules, what follows below is a Report of the Company's Executive Compensation
Committee, a series of tables detailing certain cash compensation and stock option information, and a five-year stock price performance chart, all of which are intended by the SEC to standardize the reporting of such information by public companies to their shareholders.

Report of the Executive Compensation Committee of the Board of Directors

     Compensation of the Company's Executive Officers.  Under the Company's
Bylaws, this Committee is charged with reviewing and setting the compensation and benefits payable to the Company's senior executives. The Committee has established two basic components to the compensation awarded to the Company's senior executives: annual cash compensation and long-term incentive compensation. In general, the annual cash compensation of the Company's five highest paid executives consists of a base salary set at the beginning of the year and a bonus awarded at the end of the year related to the Company's overall performance for that year -- both financial and otherwise. The long-term component of the compensation paid to these executives consists of stock options granted under the Company's Employee Stock Option Plan, which are awarded at the direction of this Committee with two goals in mind: to aid in retaining the executive and to ensure that the executive's financial interest in increasing the value of the Company is closely aligned with that of the shareholders. Other forms of compensation such as one-time stock bonuses may occasionally be awarded depending upon unusual or unique circumstances that the Committee believes should be recognized.

     With respect to annual cash compensation, in setting salary levels for the Company's senior management, the basic objective is to pay competitive rates to attract and retain competent executives. The Committee determines competitive pay levels based upon independent industry surveys, proxy disclosures, salaries paid to attract new managers and its own judgments based upon past experience.

     Annual bonus payments are made at the discretion of this Committee to the officers and other key employees of the Company and its subsidiaries based upon the Company's financial performance during the year and the performance of the individual employee in question, as well as information provided by independent industry surveys, proxy disclosures and its own judgments based upon past experience.

     Individual bonus awards generally relate to meeting the Company's budget and forecasted performance which are reviewed and approved by the Board at the beginning of each year. At the beginning of each year, the Committee establishes a bonus schedule relating individual bonuses to specific ranges of operating results tied to budgeted goals.

     With respect to long-term incentive compensation, in determining the timing and the size of stock option grants to its senior executives, the
Committee reviews competitive compensation data from selected peer companies and available compensation survey information in making these decisions.  It also reviews with the Chief Executive Officer proposed individual awards, taking into account the individual's scope of accountability, strategic and operational goals and responsibilities, and anticipated performance requirements and contributions to the Company's overall success.  Under the
Stock Option Plan, this Committee is responsible for granting stock options to
the Company's executives and key employees.   In determining the timing and
size of these grants to the Chief Executive Officer, in addition to this same evaluation process, the Committee also makes its own independent determination as to its perception of his past and expected future contributions to the
Company's achievement of its long-term performance goals.

     At the Company's 1994 Annual Meeting, the shareholders approved an amendment to the Company's Employee Stock Option Plan that added the language necessary to enable that Plan to comply with the tax deductibility requirements for executive compensation that exceeds $1 million per year imposed by the Revenue Reconciliation Act of 1993. However, because the Company's executive compensation levels generally do not approach the $1 million per year range for any of its most highly paid executives, the Committee does not believe that at the present time it is necessary to take any additional measures to comply with such requirements. The Committee will continue to monitor this issue and will take further action as developments warrant.

     In November, 1994, this Committee approved a new Executive Compensation
Plan to begin in 1995 that .... [ INSERT FROM GHM RE NEW COMP POLICY--A ONE-
PARAGRAPH SUMMARY]


     Compensation of Richard T. Aab, the Company's Chairman and Chief
Executive Officer. For 1994, the Committee determined that it was appropriate to increase Mr. Aab's base salary approximately 4% after reviewing industry salary surveys with respect to CEO compensation and to reflect the performance, as measured by sales and earnings, relative both to prior years and to 1994's budget.

     For 1994, the determination of the bonus to be awarded to Mr. Aab was linked to the Company's overall performance, as measured by the Company's overall performance relative to the budget approved by the Board at the beginning of 1994. The Company's long distance business met its budgeted revenue goals to the satisfaction of this Committee for 1994, taking account of the significant costs incurred in expanding the Company's Canadian operations and the continuing startup costs of its operations in the United
Kingdom.  [ADD REFERENCE TO IMPACT OF CANADIAN TAX ACCRUAL]

     In recognition of Mr. Aab's key role in achieving these results, the Committee determined that he should receive significant recognition for these efforts and approved a bonus of $62,000 for his services rendered to the Company in 1994.

     This report was prepared by the members of this Committee:  Hugh F.
Bennett, Chairman, David K. Laniak, Robert F. Sykes and Daniel D. Tessoni.




Executive Compensation

     The following table sets forth information concerning the compensation and benefits paid by the Company for all services rendered during 1994, 1993 and 1992 to five individuals: Richard T. Aab, who is and was, at December 31, 1994, serving as the Company's Chairman and Chief Executive Officer, and
Richard E. Sayers, Arunas A. Chesonis, Michael R. Daley and Christopher
Bantoft, who were, as of December 31, 1994, the other four most highly compensated executive officers of the Company whose 1994 salary and bonus exceeded $100,000 in amount (individually, a "Named Executive" and collectively, the "Named Executives"):

               SUMMARY COMPENSATION TABLE

                              Annual Compensation
                                                  Other
Name and                                          Annual
Principal Position  Year Salary($) Bonus($)       Compensation
Richard T. Aab,     1994 $315,962  $ 62,000            -- (2)
Chairman and Chief  1993 $304,241  $330,000 (4)        -- (2)
Executive Officer   1992 $253,290  $   -0- (5)   $27,283  (6)
(1)

Richard E. Sayers,  1994 $166,539  $ 32,000            -- (2)
Vice Chairman (7)   1993 $184,471  $123,000 (10)       -- (2)
                    1992 $134,183  $   -0- (5)    $14,425 (12)

Arunas A. Chesonis, 1994 $160,192  $ 32,000            -- (2)
President and Chief 1993 $134,250  $ 44,000            -- (2)
Operating Officer   1992 $128,815  $ 40,000            -- (2)
(7)
Michael R. Daley,   1994 $135,288  $ 27,000            -- (2)
Executive Vice      1993 $112,596  $ 65,000 (19)       -- (2)
President and Chief 1992 $ 87,750  $    -0- (5)        -- (2)
Financial Officer
(7)

Christopher Bantoft,1994 $134,430  $ 20,400            -- (2)
Managing Director,  1993      NA        NA             NA
ACC Long Distance   1992      NA        NA             NA
UK Ltd.

SUMMARY COMPENSATION TABLE:  CONTINUED:

                              Long Term Compensation
                                   Awards
Name and                      Securities Underlying    All Other
Principal Position  Year           Options (#)         Compensation ($)
Richard T. Aab,     1994                -0-             $  6,985 (3)
Chairman and Chief  1993                -0-             $  9,305 (3)
Executive Officer   1992                -0-             $  4,115 (3)
(1)
Richard E. Sayers,  1994           50,000 (8)           $183,679 (9)
Vice Chairman (7)   1993                -0-             $268,048 (11)
                    1992                -0-             $  2,277 (13)

Arunas A. Chesonis, 1994           50,000 (14)          $ 5,073 (15)
President and Chief 1993           30,000 (16)          $ 4,283 (15)
Operating Officer   1992                -0-             $   983 (15)
(7)

Michael R. Daley,   1994           50,000 (17)          $ 4,312 (18)
Executive Vice      1993           10,000 (20)          $ 3,597 (18)
President and Chief 1992            7,500 (21)          $   663 (18)
Financial Officer
(7)

Christopher Bantoft,1994           50,000 (22)          $ 9,017 (23)
Managing Director,  1993                NA              NA
ACC Long Distance   1992                NA              NA
UK Ltd.
______________________________

NA Indicates Not Applicable, because the particular Named Executive was not an executive officer of the Company during the year indicated.

(1) The Company has entered into a Severance Agreement with Mr. Aab that provides that if he is ever terminated without cause or as the result of a change in control of the Company as defined in the agreement, then he shall be entitled to receive his then current salary and benefits for two years following such termination. In addition, should Mr. Aab ever be terminated without cause while he is disabled, or in the event he dies during the term of the agreement, any unexercised stock options that he may hold on the date of either such event shall automatically become fully exercisable for one year following such date, subject to the original term of the relevant option grant(s). This agreement expires on February 8, 1999, at which time it will automatically renew for successive five-year terms if not terminated by the Company giving at least 24 months' advance notice of its intent to terminate this agreement at the end of its current or any renewal term.

(2) Under applicable SEC rules, the value of any perquisites or other personal benefits provided by the Company to any of the Named Executives need not be separately detailed and described if their aggregate value does not exceed the lesser of $50,000 or 10% of that executive's total salary and bonus for the year shown. For the year indicated, the value of such personal benefits, if any, provided by the Company to this Named Executive did not exceed such thresholds.

(3)  The amounts shown represent the Company's contributions under its 401(k)
Deferred Compensation and Retirement Savings Plan ("401(k) Plan") in the amount of: $ 4,601 for 1994; $4,497 for 1993; and $973 for 1992; as well as taxable group term and single policy life insurance premiums paid on Mr. Aab's behalf in the amount of: $2,384 in 1994; $4,808 in 1993; and $3,142 in 1992.

(4) Of this total, $155,000 represents Mr. Aab's bonus paid in 1994 for services rendered in 1993, and $175,000 represents the one-time award he was paid in connection with the sale of the Company's cellular operations, as more fully described in Note (5) below.

(5)  In early 1993, the Executive Compensation Committee of the Board of
Directors determined that certain Company executives, including this Named
Executive, were eligible to receive a special one-time award in 1993 contingent upon the execution of a definitive agreement to sell the cellular assets of the Company's Danbury Cellular Telephone Co. subsidiary. This award was paid in lieu of any bonus for services rendered during 1992.

(6) Of this total: $12,671 represents country club dues and miscellaneous business-related reimbursements paid to Mr. Aab; $3,946 represents supplemental disability insurance premiums paid on Mr. Aab's behalf; $5,630 represents reimbursements to Mr. Aab under the Company's legal, medical and financial planning reimbursement plan for its senior executives; and $5,036 represents the value of Mr. Aab's personal use of his Company-provided car.

(7)  The Company has entered into Employment Continuation Incentive
Agreements with Mr. Sayers, Mr. Chesonis, Mr. Daley and certain other U.S.
executive officers and key personnel, which agreements provide that if such employee is ever terminated without cause or as the result of a change in control of the Company as defined in the agreement, then the employee shall be entitled to receive his/her then current salary and benefits for up to one year following such termination. In addition, should such employee be terminated without cause while he/she is disabled, or in the event the employee dies during the term of the agreement, any unexercised stock options that he/she may hold on the date of either such event shall automatically become fully exercisable for one year following such date, subject to the original term of the relevant option grant(s). The current term of these agreements expires on September 30, 1995, at which time they will automatically renew for successive one-year terms if not terminated by the Company giving at least twelve months' advance notice of its intent to terminate these agreements at the end of their current or any renewal term.

(8)  On February 8, 1994, Mr. Sayers was awarded Incentive Stock Options
("ISOs") to purchase 50,000 shares of the Company's Common Stock at an exercise price of $19.25 per share, exercisable over a ten-year term, under the Company's Employee Stock Option Plan (the "Stock Option Plan"). This award was cancelled and regranted on August 11, 1994 at an option exercise price of $14.25 per share, as described further under the heading "Report on the Repricing of Options by the Executive Compensation Committee" below.

(9)  This total is the sum of four items:  (i) $5,088 represents the amount of the Company's 1994 contribution to Mr. Sayers' 401(k) Plan account; (ii)
$3,226 represents the amount of taxable group term life insurance premiums paid by the Company on Mr. Sayers' behalf in 1994; and (iii)  $175,365 represents the amount of incentive compensation vested for Mr. Sayers' benefit and withdrawn by him during 1994 pursuant to the Incentive Compensation
Agreement between the Company and Mr. Sayers with respect to the sale of the
Company's cellular operations.  Pursuant to this Agreement, Mr. Sayers was entitled to receive as incentive compensation an amount equal to 10% of the increase in value of the Company's cellular telephone operations known as
Kentucky Rural Service Areas ("RSAs") #5 and #8 as measured by the "per POP"
sale price received on any such disposition allocable to Kentucky RSAs #5 and
#8 less: the purchase price the Company paid to acquire these RSAs; the cost of all capital investments made by the Company to construct and bring these cellular telephone systems "on line"; and any sales commissions and corporate taxes payable by the Company in any such transaction.  As previously disclosed, the Company sold its cellular operations in 1993, and as a result determined that Mr. Sayers was entitled to receive a total of $596,000 in compensation pursuant to the terms of this Agreement.  The Company placed this amount in a trust account for Mr. Sayers' benefit.  This compensation was to vest on a pro-rata basis from the date this transaction closed to July 1,
1996.  Mr. Sayers was entitled to draw against the pro-rata amount of principal and interest vested at any time, with all remaining principal and accrued interest being payable in full on July 1, 1996, provided that he was still an employee of the Company on that date.  The Agreement also provided for earlier vesting and payment of this compensation in the event of Mr.
Sayers' death or termination without cause prior to July 1, 1996.  If he was terminated for cause prior to July 1, 1996, he was to be paid the amount of such compensation vested at such termination date.  If he voluntarily left the
Company's employ prior to July 1, 1996, he was to have forfeited all such compensation, whether or not vested.  In January, 1995, the Company and Mr.
Sayers amended the terms of this Agreement to repay the Company out of these escrowed funds the amount of $236,951.35, which represented the outstanding principal amount of a $225,000 loan that the Company advanced him in 1994, which is further described under "Certain Transactions" below, plus all accrued interest on that loan, and to remit the balance of these escrowed funds, totalling approximately $196,452, to Mr. Sayers in full satisfaction of the Company's obligations under this Agreement, which was thereby terminated.

(10) Of this total, $63,000 represents Mr. Sayers' bonus paid in 1994 for services rendered in 1993, and $60,000 represents the one-time award he was paid in connection with the sale of the Company's cellular operations, as more fully described in Note (5) above.

(11) This total is the sum of four items: (i) $4,497 represents the amount of the Company's 1993 contribution to Mr. Sayers' 401(k) Plan account; (ii)
$2,530 represents the amount of taxable group term life insurance premiums paid by the Company on Mr. Sayers' behalf in 1993; (iii) $112,021 represents personal loans totalling $100,000 in principal amount, together with all accrued interest, that were extended by the Company to Mr. Sayers in 1991 and 1992 and forgiven in 1993; and (iv) $149,000 represents the amount of the incentive compensation vested for Mr. Sayers' benefit during 1993 pursuant to the Incentive Compensation Agreement between the Company and Mr. Sayers with respect to the sale of the Company's cellular operations, discussed in Note
(9) above.

(12) Of this total: $3,120 represents country club dues and miscellaneous business-related expense reimbursements paid to Mr. Sayers; $1,975 represents supplemental disability insurance premiums paid on Mr. Sayers' behalf; $3,830 represents reimbursements paid to Mr. Sayers under the Company's legal, medical and financial planning reimbursement plan for its senior executives;
and $5,500 represents the value of Mr. Sayers' personal use of his Company-provided car.

(13) The amounts shown represent taxable group term life insurance premiums paid by the Company during 1992 on behalf of Mr. Sayers.

(14) On February 8, 1994, Mr. Chesonis was awarded ISOs to purchase 50,000 shares of the Company's Common Stock at an exercise price of $19.25 per share, exercisable over a ten-year term, under the Stock Option Plan. This award was cancelled and regranted on August 11, 1994 at an option exercise price of $14.25 per share, as described further under the heading "Report on the Repricing of Options by the Executive Compensation Committee" below.

(15) The amounts shown represent the Company's contributions under its 401(k) Plan in the amount of: $4,806 for 1994; $4,132 for 1993; and $805 for 1992; as well as additional group term life insurance premiums paid on Mr. Chesonis's behalf in the amount of: $267 in 1994; $151 in 1993; and $178 in 1992.

(16)      On September 7, 1993, Mr. Chesonis was awarded ISOs to purchase
30,000 shares of the Company's Common Stock at an exercise price of $15.00 per share, exercisable over a ten-year term, under the Stock Option Plan.

(17) On February 8, 1994, Mr. Daley was awarded ISOs to purchase 50,000 shares of the Company's Common Stock at an exercise price of $19.25 per share, exercisable over a ten-year term, under the Stock Option Plan.
This award was cancelled and regranted on August 11, 1994 at an option exercise price of $14.25 per share, as described further under the heading "Report on the Repricing of Options by the Executive Compensation
Committee" below.

(18) The amounts shown represent the Company's contributions under its 401(k)
Plan in the amount of:  $4,086 for 1994; $3,490 for 1993; and $556 for 1992;
as well as additional group term life insurance premiums paid on Mr. Daley's behalf in the amount of: $226 in 1994; $107 in 1993; and $107 in 1992.

(19) Of this total, $35,000 represents Mr. Daley's bonus paid in 1994 for services rendered in 1993, and $30,000 represents the one-time award he was paid in connection with the sale of the Company's cellular operations, as more fully described in Note (5) above.

(20) On September 7, 1993, Mr. Daley was awarded ISOs to purchase 10,000 shares of the Company's Common Stock at an exercise price of $15.00 per share, exercisable over a ten-year term, under the Stock Option Plan.

(21) On November 10, 1992, Mr. Daley was awarded ISOs to purchase 7,500 shares of the Company's Common Stock at an exercise price of $11.33 per share, exercisable over a ten-year term, under the Stock Option Plan.

(22) On January 4, 1994, Mr. Bantoft was awarded ISOs to purchase 10,000 shares of the Company's Common Stock at an exercise price of $18.75 per share, on August 11, 1994, he was awarded ISOs to purchase 15,000 shares of the Company's Common Stock at an exercise price of $14.25 per share, and on November 15, 1994, he was awarded ISOs to purchase 25,000 shares of the Company's Common Stock at an exercise price of $17.25 per share, each tranche exercisable over a ten-year term, under the Stock Option Plan.

(23) This amount represents U.K. pension payments made on Mr. Bantoft's behalf during 1994.


          Compensation Pursuant to Plans

     Employee Stock Option Plan.  The Company has an Employee Stock Option
Plan (the  "Stock Option Plan" or "Plan"), which it instituted in February,
1982, to provide long-term incentive benefits to key Company employees as determined by the Executive Compensation Committee of the Board of Directors
(the "Committee"). This Plan is administered by the Committee. Options granted under this Plan are either intended to qualify as "incentive stock options" ("ISOs") within the meaning of Section 422 of the Internal Revenue
Code of 1986, as amended, or are non-qualified stock options ("NQSOs").
Options granted under this Plan represent rights to purchase shares of the Company's Common Stock within a fixed period of time and at a cash price per share ("exercise price") specified by the Committee on the date of grant. The exercise price cannot be less than the fair market value of a share of Common
Stock on the date of award. Payment of the exercise price may be made in cash or, with the Committee's approval, with shares of the Company's Common Stock already owned by the optionee and valued at their fair market value as of the exercise date. Options are exercisable during the period fixed by the Committee, except that no ISO may be exercised more than ten years from the date of grant, and no NQSO may be exercised more than ten years and one day from the date of the grant.

     The following table shows information concerning options granted under this Plan during 1994 to the five Named Executives:

          OPTION GRANTS IN LAST FISCAL YEAR

                    Individual Grants
               Number of           Percent of
               Securities          Total Options
               Underlying          Granted to          Exercise
               Options             Employees in         Price    Expiration
Name           Granted (#)         Fiscal Year         ($/Share) Date
Richard T. Aab      -0-                 --             $-0-      --

Richard E.
Sayers         50,000 (2)               11.6           $14.75    8/11/04

Arunas A.
Chesonis       50,000 (2)               11.6           $14.75    8/11/04

Michael R.
Daley          50,000 (2)               11.6           $14.75    8/11/04

Christopher    10,000 (3)               2.3             $18.75    1/4/04
Bantoft        15,000 (4)               3.5             $14.25    8/9/04
               25,000 (5)               5.8             $17.25    11/15/04

OPTION GRANTS IN LAST FISCAL YEAR TABLE:  CONTINUED

                         Potential Realizable Value at
                         Assumed Annual Rates of
                         Stock Price Appreciation
                         For Option Term (1)
Name                     0% ($)         5% ($)         10% ($)
Richard T. Aab           $ -0-          $ -0-          $ -0-

Richard E. Sayers        $ -0-          $463,810       $1,175,385

Arunas A. Chesonis       $ -0-          $463,810       $1,175,385

Michael R. Daley         $ -0-          $463,810       $1,175,385

Christopher Bantoft      $ -0-          $117,918       $ 298,827
                         $ -0-          $134,426       $ 340,662
                         $ -0-          $271,211       $ 687,301

___________________________

(1) These calculations show the potential gain that would be realized if the options shown were not exercised until the end of their full ten-year term, assuming the compound annual rate of appreciation of the exercise prices indicated (0%, 5%, and 10%) over the ten-year terms of the ISOs shown, net of the exercise prices paid.

(2)  These ISOs were granted on August 11, 1994, for a term of ten years, 25%
of which first become exercisable on August 11, 1995, and an additional 25% of which become exercisable on the second, third and fourth anniversaries of the grant date. These ISOs are further described below under the heading "Report on the Repricing of Options by the Executive Compensation
Committee."

(3)  These ISOs were granted on January 4, 1994, for a term of ten years, 25%
of which first become exercisable on January 4, 1995, and an additional 25% of which become exercisable on the second, third and fourth anniversaries of the grant date.

(4) These ISOs were granted on August 9, 1994, for a term of ten years, 25% of which first become exercisable on August 9, 1995, and an additional 25% of which become exercisable on the second, third and fourth anniversaries of the grant date.

(5) These ISOs were granted on November 15, 1994, for a term of ten years, 25% of which first become exercisable on November 15, 1995, and an additional
25% of which become exercisable on the second, third and fourth anniversaries of the grant date.

     The following table reflects information concerning option exercises under this Plan by the Named Executives during 1994, together with information concerning the number and value of all unexercised options held by each of the Named Executives at year end 1994 under this Plan:

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END VALUES


                                        Number of
                                        Securities          Value of
                                        Underlying          Unexercised
                                        Unexercised         In-the-Money
          Shares                        Options at          Options at
          Acquired      Value           FY-End (#)          FY-End ($) (2)
          on Exercise   Realized        Exercisable/        Exercisable/
Name      (#)           ($) (1)         Unexercisable       Unexercisable
Richard T.
Aab       99,000    $1,628,550          -0-/-0-             -0-/-0-

Richard E.
Sayers       -0-    $    -0-            70,000/50,000       $618,100/$-0-

Arunas A.
Chesonis     -0-    $    -0-            38,000/80,000       $294,035/$66,225
                                                            (3)

Michael R.
Daley        -0-    $    -0-            14,875/63,125       $98,254/$29,381
                                                            (4)

Christopher
Bantoft      -0-    $    -0-            -0-/50,000          $ -0-/$11,250 (5)
_______________________________

(1) Value realized is determined by subtracting the per share option exercise price from the closing price of the Company's Common Stock on the date of exercise, then multiplying that figure by the number of options exercised.

(2) For each Named Executive, these values are calculated by subtracting the per share option exercise price for each block of options held on December
31, 1994 from the closing price of the Company's Common Stock on that date ($14.75 on December 30, 1994), then multiplying that figure by the number of options in that block, then aggregating the resulting subtotals.

(3) As of December 31, 1994, the ISOs to purchase 30,000 shares that were granted to Mr. Chesonis on September 7, 1993 were not in-the-money, as their exercise price per share ($15.00) exceeded the closing price for the Company's Common Stock on December 30, 1994 ($14.75); consequently these options are not included in these calculations.

(4) As of December 31, 1994, the ISOs to purchase 10,000 shares that were granted to Mr. Daley on September 7, 1993 were not in-the-money, as their exercise price per share ($15.00) exceeded the closing price for the Company's Common Stock on December 30, 1994 ($14.75); consequently these options are not included in these calculations.

(5) As of December 31, 1994, the ISOs to purchase 10,000 shares that were granted to Mr. Bantoft on January 4, 1994 and the options to purchase 25,000 shares that were granted to him on November 15, 1994 were not in-the-money, as their respective exercise prices per share ($18.75 and $17.25) exceeded the closing price for the Company's Common Stock on December 30, 1994 ($14.75); consequently none of these options are included in these calculations.

     As of December 31, 1994, 302,302 shares of the Company's Common Stock were available for grants under this Plan. As of that date, there were 785,250 options outstanding, with an average exercise price of $13.53 per share. The expiration dates of these option grants range from May 22, 1999 through November 15, 2004.

     Report on the Repricing of Options by the Executive Compensation
Committee. As detailed in the table that appears below, on February 8, 1994, this Committee awarded certain executive officers of the Company ISOs to purchase shares at an exercise price of $19.25 per share. Approximately six months later, on August 11, 1994, the Committee cancelled those option grants and regranted the same number of ISOs to each such executive officer but at the then-current exercise price of $14.75 per share. After reviewing several matters, particularly the volatility in the Company's stock price caused by its discussions with LDDS Communications, Inc. with respect to a possible merger which commenced in earnest in mid-March, 1994 and terminated in mid-
May, 1994, the Committee determined that these February, 1994 option grants might remain "underwater" for some period of time, thus negating much of the long-term incentive element of this form of compensation to the executives who received these grants. As required by relevant SEC rules, the specific information regarding these option repricing grants appears in the following table:

               TEN YEAR OPTION REPRICINGS TABLE

                        Number of    Market                        Length of
                        Securities   Price of  Exercise            Original
                        Underlying   Stock at  Price at            Option Term
                        Options      Time of   Time of             Remaining
                        Repriced     Repricing Repricing           at Date of
                        or Amended   or        or        New       Repricing
                                     Amendment Amendment Exercise  or
Name            Date   (#)            ($)       ($)      Price ($) Amendment
R. Sayers       8/11/94  50,000     $14.75    $19.25    $14.75    9.5 years

A. Chesonis     8/11/94  50,000     $14.75    $19.25    $14.75    9.5 years

M. Daley        8/11/94  50,000     $14.75    $19.25    $14.75    9.5 years

F. Coleman      8/11/94  25,000     $14.75    $19.25    $14.75    9.5 years

T. Ganatra      8/11/94  25,000     $14.75    $19.25    $14.75    9.5 years


     This report was prepared by the members of this Committee:  Hugh F.
Bennett, Chairman, David K. Laniak, Robert F. Sykes and Daniel D. Tessoni.

     401(k) Deferred Compensation and Retirement Savings Plan. The Company has a 401(k) Deferred Compensation and Retirement Savings Plan in which employees with a minimum of six months continuous service are eligible to participate. Contributions to a participating employee's 401(k) account are made in accordance with the regulations set forth under Section 401 of the Internal Revenue Code of 1986, as amended. Under this Plan, the Company may make matching contributions to the account of a participating employee up to an annual maximum of 50% of the annual salary contributed in that year by that employee, up to a maximum of 3% of that employee's salary. The Company makes such contributions on a quarterly basis, based upon its profitability for that quarter. The Company's contributions vest at the rate of 20% per year after one year's participation in the Plan and become fully vested after six years.

     Employee Stock Purchase Plan.  The Company has an Employee Stock
Purchase Plan ("Stock Purchase Plan"), which the shareholders approved at their 1994 Annual Meeting, in which all employees who work 20 or more hours per week are eligible to participate. Under this Plan, employees electing to participate can, through payroll deductions, purchase shares of the Company's
Common Stock at 85% of market value on the date on which the annual offering period under this Plan begins or on the last business day of each calendar quarter in which shares are automatically purchased for a participant during an offering period, whichever is lower. Participants cannot defer more than 15% of their base pay into this Plan, nor purchase more than $25,000 per year of the Company's Common Stock through this Plan. As of December 31, 1994, participants had purchased a total of 12,754 shares through this Plan during 1994, at an average price of $11.89 per share, leaving a total of 487,246 shares available for future purchases under the Plan.

     Other Compensation Plans. The Company provides additional group term life and supplemental disability insurance coverage to its officers. The additional group term life insurance provides additional life insurance protection to an officer in the amount of two and one-half times his/her current salary. The supplemental disability insurance provides additional disability insurance protection to an officer in an amount selected by the executive, not to exceed, when combined with the coverage provided by the Company's basic disability insurance provided to all of its employees, 70% of his/her current annual salary.

     The Company also has a legal, medical and financial planning reimbursement plan for its senior executives pursuant to which it will reimburse each of them generally up to $4,000 per year (up to $8,000 per year for Mr. Aab) for legal, accounting, financial planning and uninsured medical expenses incurred by the executive.

Compensation of Directors

     Directors who are not also employees of the Company are paid an annual retainer of $6,000, plus a fee of $500 for each Board meeting attended.
Additionally, outside Directors who serve on committees of the Board receive
$300 per committee meeting attended.

     During 1994, in connection with the Company's merger discussions with LDDS Communications, Inc., the Board retained the investment banking firm of Gagan, Bennett & Co., Inc., in which Hugh F. Bennett, a Director of the
Company, is a principal, to act as the Company's advisor with respect to this matter, for which services Gagan, Bennett & Co., Inc. was paid a retainer of $25,000.

Certain Transactions

     Through June, 1994, the Company rented the office space where its principal executive offices were located, at 39 State Street, Rochester, New
York, from a real estate partnership in which Richard T. Aab, the Company's
Chairman and Chief Executive Officer, was a general partner. For 1994, the Company paid a total of $________ in rent for this space to this partnership, which the Company believes is comparable to the market rate for similar office space in the Rochester area. To accommodate its need for increased space, in June, 1994, the Company moved its principal executive offices to 400 West Avenue, Rochester, New York, which office space also is owned by a real estate partnership in which Mr. Aab is a general partner. For 1994, the Company paid a total of $ ______ in rent for this space to this partnership, which the Company likewise believes is comparable to or below the market rate for similar office space in the Rochester area.

     During 1994, the Board of Directors authorized the Company to enter into a computer software development contract with AMBIX Systems Corp., in which company Richard T. Aab, the Company's Chairman and Chief Executive Officer, is the majority shareholder. Under this agreement, AMBIX is to develop certain customized telecommunications software to be licensed to the Company at a cost of approximately $328,000. Through December 31, 1994, the Company had paid approximately $100,000 of this total under this agreement.

     During 1994, the Company made a personal loan of $225,000 to Richard E.
Sayers, the Company's Vice Chairman, at a per annum interest rate of 1% over the prime rate, with the loan payable on demand and no later than December
31, 1994. As discussed in Note (9) to the Summary Compensation Table above, in January, 1995, Mr. Sayers repaid this loan in full with all accrued interest.


SHAREHOLDER RETURN PERFORMANCE INFORMATION

     The SEC requires that the Company include in this Proxy Statement a line-graph presentation comparing its cumulative, five-year shareholder returns, on an indexed basis, with a broad equity market index and a published industry or line-of-business index. The following graph compares the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of the Center for Research in Security
Prices Total Return Index for the Nasdaq Stock Market (which includes all
U.S. and foreign common stocks and American Depositary Receipts traded on the Nasdaq National Market and Nasdaq Small-Cap Market) and the Nasdaq
Telecommunications Total Return Index for the five-year period beginning
December 29, 1989 and ending December 30, 1994, assuming the reinvestment of all dividends throughout the period shown, and assuming the value of the investment in the Company and in each Index was $100 on December 29, 1989.

[NOTE:    Per Regulation S-T, Rule 304(d), this EDGAR submission contains the tabular numerical data produced by CRSP on which the performance graph points are plotted in the printed version of this Proxy Statement, as follows:

Comparison of Five-Year Cumulative Total Returns
Performance Report for
ACC CORP.

Prepared by the Center for Research in Security Prices
Produced on 02/01/95 including data to 12/30/94

Company Index:  CUSIP        Ticker Class     SIC     Exchange

                00079410      ACCC             4810    NASDAQ

               Fiscal Year-end is 12/31/94

Market Index:  Nasdaq Stock Market (US & Foreign)

Peer Index:    Nasdaq Telecommunications Stocks
               SIC 4800-4899 US & Foreign


Date         Company Index    Market Index   Peer Index
12/29/89    $100.000          $100.000       $100.000
01/31/90     104.348            91.755         83.778
02/28/90     102.899            93.977         83.876
03/30/90     104.348            96.636         84.150
04/30/90     107.723            93.387         79.670
05/31/90     157.217           102.432         93.429
06/29/90     157.679           103.247         91.010
07/31/90     134.319            98.313         84.179
08/31/90      87.599            85.993         71.610
09/28/90      70.460            78.003         63.643
10/31/90      63.120            74.893         61.971
11/30/90      73.395            81.539         64.384
12/31/90     106.235            85.017         67.411
01/31/91     100.333            94.069         73.810
02/28/91     103.284           103.077         77.747
03/28/91     118.511           110.001         80.334
04/30/91     118.511           110.683         84.886
05/31/91     130.362           115.790         87.841
06/28/91     114.541           109.017         78.943
07/31/91     127.929           115.420         84.426
08/30/91     119.004           120.925         85.746
09/30/91     140.332           121.524         89.097
10/31/91     164.218           125.543         89.091
11/29/91     162.725           121.363         83.854
12/31/91     155.261           135.708         92.974
01/31/92     164.705           143.840         95.690
02/28/92     182.673           147.044        100.344
03/31/92     201.119           140.239         95.143
04/30/92     177.105           134.246         95.167
05/29/92     174.103           135.969         94.989
06/30/92     195.596           130.631         94.530
07/31/92     198.605           134.991         95.207
09/30/92     199.110           135.572         97.058
10/30/92     208.160           140.648         94.983
11/30/92     262.463           151.664        108.186
12/31/92     244.707           157.359        114.192
01/29/93     299.086           162.043        118.160
02/26/93     287.757           156.228        121.103
03/31/93     304.162           160.944        126.898
04/30/93     226.986           154.503        123.438
05/28/93     236.066           163.799        139.257
06/30/93     241.161           164.852        145.748
07/30/93     259.362           165.143        152.301
08/31/93     263.912           173.764        169.501
09/30/93     346.435           178.590        171.672
10/29/93     360.110           181.693        189.465
11/30/93     350.993           175.973        170.046
12/31/93     354.038           181.153        175.978
01/31/94     375.140           186.922        175.701
02/28/94     370.450           184.940        167.241
03/31/94     415.555           173.591        151.724
04/29/94     394.425           171.316        146.584
05/31/94     319.296           171.541        152.021
06/30/94     258.254           164.794        145.711
07/29/94     258.823           168.690        153.269
08/31/94     352.940           178.944        159.022
09/30/94     348.792           178.701        158.982
10/31/94     315.798           181.781        160.009
11/30/94     311.084           175.456        153.388
12/30/94     278.091           175.253        145.788

The index level for all series was set to $100.00 on 12/29/89.



               PROPOSAL 2

               RATIFICATION OF SELECTION OF AUDITORS


     Arthur Andersen LLP, independent certified public accountants, has been selected by the Board of Directors to serve as the auditors of the Company's books and financial records for its current fiscal year. This firm has no material financial interest in the Company, and its only connection with the Company during the past fiscal year has been in its role as the Company's independent auditors. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting of Shareholders to make a statement if they wish, and to respond to appropriate questions from shareholders.

     The Board of Directors recommends that the shareholders vote FOR this Proposal to ratify the selection of Arthur Andersen LLP to serve as the Company's independent auditors for the Company's fiscal year ending December
31, 1995. Proxies solicited by the Board of Directors will be voted FOR this Proposal unless otherwise indicated.


               PROPOSAL 3

               AMENDMENT OF THE COMPANY'S
               EMPLOYEE STOCK OPTION PLAN

     In 1982, the shareholders of the Company approved the adoption of the Company's Employee Stock Option Plan ("Stock Option Plan" or "Plan") for a term of ten years, which they extended for an additional ten year term by action at their 1992 Annual Meeting. The Stock Option Plan is designed to provide long-term incentive benefits to key Company employees as determined by the Executive Compensation Committee of the Board of Directors (the
"Committee"). The Board of Directors and the Committee have approved an amendment to the Plan to increase the number of shares of the Company's
Common Stock authorized for issuance under this Plan by 500,000 shares, to add the ability to grant stock incentive rights ("SIRs")to the Plan, to require the mandatory withholding of income taxes against the issuance of shares in respect of SIR awards by withholding a number of shares equal to the amount of all required tax withholdings, and to change the name of the Plan to the "Employee Long-Term Incentive Plan." This amendment is subject to shareholder approval.

     The Plan is administered by the Committee, whose duties include selecting the employees who will receive grants and determining the amount of the grants. In making its selections and determinations, the Committee has substantial flexibility and makes its judgments based largely on the functions and responsibilities of the particular employee, the employee's past and potential contributions to the Company's profitability and growth, and the value of the employee's services to the Company. The Committee also interprets and implements the Stock Option Plan and the grants made thereunder. Directors who are not employees of the Company are not eligible for option grants under the Stock Option Plan.

     Subject to the provisions of the Stock Option Plan, the individuals to whom options are granted, the number of shares covered by each option, the times when options may be exercised, the term of each option, the payment terms and other provisions of each option grant are fixed by the Committee.

     Under the current terms of this Plan, the Committee is permitted to grant only ISOs or non-qualified stock options ("NQSOs"). Options granted under this Plan represent rights to purchase shares of the Company's Common
Stock within a fixed period of time and at a cash price per share ("exercise price") specified by the Committee on the date of grant. The exercise price cannot be less than the fair market value of a share of Common Stock on the date of award. Payment of the exercise price may be made in cash or, with the Committee's approval, with shares of the Company's Common Stock already owned by the optionee and valued at their fair market value as of the exercise date. Options are exercisable during the period fixed by the Committee, except that no ISO may be exercised more than ten years from the date of grant, and no NQSO may be exercised more than ten years and one day from the date of the grant.

     If the proposed amendment is approved, the Committee will also be authorized to award SIRs to employees the Committee determines are eligible
to participate in the Plan.   SIRs are rights to receive shares of the
Company's Common Stock without any cash payment to the Company, conditioned only on continued employment with the Company throughout a specified incentive period of at least three years following the date of award.
Subject to the Committee's discretion, earlier termination of employment, except in the event of death, permanent disability or normal retirement, would result in the automatic cancellation of the SIR.  Should a recipient die, become permanently disabled or retire during an SIR incentive period, he/she, or his/her estate, as the case may be, would receive a pro-rated number of the shares underlying the SIR award based upon the ratio that the number of months since the SIR had been granted bore to the full SIR incentive period set by the Committee at the time of award.

     During the SIR incentive period, should the Company declare any cash dividends on its Common Stock, the holder of an SIR would be entitled to receive from the Company cash "dividend equivalent" payments equal to any such cash dividends that the holder would have received had he/she owned the shares of Common Stock underlying the SIR. However, the holder of an SIR would not have any other rights with respect to the shares underlying an SIR award, e.g., the right to vote or pledge such shares, until such shares are actually issued to the holder.

     An employee could be awarded both SIRs and options in any combinations that the Committee would determine. In such an event, an exercise of an option would not in any way affect or cancel any SIRs an employee may have received.

     Subject to the provisions of the Plan and if the proposed amendment is approved, the individuals to whom grants of options and/or SIRs are awarded, the number of shares covered by each award, the incentive period applicable to each SIR award, the times when options may be exercised, the term and other provisions of each option are fixed by the Committee. No ISOs may be granted to a person who owns at the time of grant, or would own after full exercise of all options and rights to acquire the Company's shares, more than 10% of the Company's Common Stock unless, at the time of grant, the exercise price of the option is at least 110% of the fair market value of the shares subject to the option and the option is not exercisable for more than five years from the date of grant.

     Since its inception, options under the Stock Option Plan have been granted to the Company's current executive officers and to approximately 80 other present and former key Company employees.

     If approved by the shareholders, this proposed amendment to the Stock
Option Plan will be effective as of June 1, 1995.

     The Committee may, without further approval of the shareholders, suspend or terminate the Stock Option Plan or amend it in any manner, except that the Stock Option Plan cannot be amended without prior shareholder approval to increase the number of shares for which grants may be awarded, to change the eligibility requirements for individuals entitled to receive awards, or to materially increase the benefits accruing to participants under the Stock
Option Plan.

     The recipient of an option grant has no rights as a shareholder until the option is exercised and certificates for shares of Common Stock are issued to him or her. Generally, subject to the discretion of the Committee, an option for more than 2,250 shares becomes exercisable (or "vests") with respect to 25% of the shares subject thereto on the first anniversary of its date of grant, and vests with respect to an additional 25% of such shares on each of the second, third and fourth anniversaries of its date of grant. An option for 2,250 shares or less vests with respect to 50% of the shares subject thereto on the first anniversary of its date of grant and vests with respect to the additional 50% of such shares on the second anniversary of its date of grant. No grant under the Stock Option Plan may be transferred by the optionee except by will or by the laws of descent and distribution. During the life of an optionee, an option may be exercised only by the optionee or his/her guardian or legal representative. As a general rule, an option otherwise exercisable will be canceled if not exercised within 30 days following the optionee's retirement or other termination of employment.
However, if the optionee's employment terminates by reason of permanent disability, the option will be canceled if not exercised within one year following a termination of employment due to disability. Additionally, in the case of NQSOs, the Committee has the discretion to extend from 30 days to one year the period following retirement or other termination of employment during which an optionee may exercise his or her NQSOs. However, in no event will any option be exercisable beyond the expiration of its term as established by the Committee, nor, as applicable, beyond the ten-year maximum ISO exercise period or the ten-year and one day maximum NQSO exercise period established by the Plan. Upon the death of the holder of an option, the holder's estate may exercise such option, but only to the extent the optionee was entitled to exercise the option at the date of his/her death and only if it is exercised prior to the expiration of its term.

     With respect to ISOs granted under the Plan, the Company has been advised by its counsel that an optionee will not be subject to federal income tax upon either the grant of an ISO or its subsequent exercise. In addition, the Company generally will not be allowed a business expense deduction with respect to the grant or exercise of an ISO.

     If the optionee holds the shares acquired upon the exercise of an ISO for more than one year after the date of exercise and two years after the date of grant, then the optionee's gain upon a subsequent sale or other taxable disposition of the shares will be taxed as capital gain. "Gain" for this purpose is measured by the difference between the exercise price and the selling price of the shares. However, if these holding period rules are not met, the gain that would have been realized at the time that the option was exercised constitutes ordinary income to the optionee, rather than capital gain, in the year of such a disposition (a "disqualifying disposition").
"Gain" for this purpose is equal to the lesser of (1) the amount (if any) by which the fair market value of the shares on the ISO exercise date exceeds the exercise price, or (2) the amount realized (if any) upon a disqualifying disposition less the adjusted basis of such shares. Any gain in excess of the amount reported as ordinary income is treated as capital gain. In the event of a disqualifying disposition, the Company is entitled to a federal income tax deduction equal to the amount of ordinary income realized by the optionee, provided that applicable tax withholding requirements are met.

     There may also be certain alternative minimum tax ("AMT") consequences attendant to the exercise of ISOs and/or the disposition of shares so acquired. In general, the spread between the option exercise price and the fair market value of the option stock at exercise, which receives favorable treatment under the regular tax system, is considered an "item of adjustment" for AMT purposes and is included in AMT income. However, if an optionee acquires shares pursuant to the exercise of an ISO and disposes of such shares in a disqualifying disposition in the same taxable year, the maximum amount that will be included as AMT income is the gain on the disposition of such shares. If a disqualifying disposition occurs in a year other than the year of exercise, the income on the disqualifying disposition will not be considered income for AMT purposes. In addition, a disqualifying disposition could have an impact upon the determination of any corporate AMT to be paid by the Company. However, due to the AMT credit-carryover provision, this may merely result in a "prepayment."

     With respect to NQSOs, an optionee will not be subject to federal income tax upon the grant of a NQSO. On the exercise of a NQSO, the difference between the fair market value of the Company's Common Stock on the exercise date and the exercise price will be treated as taxable income to the optionee on that date. The optionee will thus have a tax basis for the shares so acquired equal to the exercise price plus the amount of taxable income realized upon exercise. Any subsequent sale or other disposition of any such shares will be entitled to long-term capital gain or loss treatment if held for more than one year at the time of such disposition, or short-term capital gain or loss treatment if held for one year or less at the time of such disposition. Subject to meeting applicable tax withholding requirements, the Company is entitled to a federal income tax deduction at the time a NQSO is exercised equal to the difference between the fair market value of the Company's Common Stock on the exercise date and the exercise price.

     If the proposed amendment is approved, with respect to SIRs granted under the Plan, the Company has been advised that a recipient of an SIR award will not realize any income, nor will the Company be entitled to any tax deduction, at the time of the grant of an SIR. However, upon the expiration of an incentive period, the recipient of an SIR will recognize ordinary income equal to the fair market value of the underlying shares issued. Also, upon receipt of dividend equivalent payments during an incentive period, the recipient of an SIR will recognize ordinary income in an amount equal to the cash received. Upon the issuance of shares underlying an SIR award, the Company will withhold a portion of such shares to satisfy tax withholding obligations with respect to such issuance. Such shares will be valued at their fair market value on the date of issuance and the SIR holder will be taxed on the shares withheld as if he/she had sold them. The Company will be entitled to a deduction for Federal income tax purposes at the same time and in the same amounts as the holder of an SIR is considered to have recognized ordinary income.

     The basis of shares acquired under an SIR award is the fair market value taxed to the SIR holder. When he/she disposes of such shares, any amount received in excess of that basis will be treated as long-term or short-term capital gain, depending upon the length of time the shares have been held. If the amount received is less than the basis of the shares, the loss will be treated as long-term or short-term capital loss, again depending upon the length of time the shares have been held.

     Shares issued under the Plan are authorized and unissued or treasury shares of the Company's Common Stock. The number of shares authorized for issuance under the Plan is reduced one-for-one by each share issued pursuant to an SIR or the exercise of an option granted thereunder. As of December 31, 1994, there were a total of 302,302 shares that remained available for grants under the Plan. If this amendment is approved, the number of shares available for grants will increase to 802,302.

     Reference is made to the discussion under "Employee Stock Option Plan" in Proposal 1 of this Proxy Statement for additional information concerning option grants and related matters under the Plan. In view of the comprehensive summary of this Plan presented above, the Company believes that including the full text of the Plan as a part of this Proxy Statement will not substantially further enhance the shareholders' understanding of it and therefore has elected not to include it herein. Any shareholder who wishes a copy of this Plan may request one by writing to the Office of the Treasurer, ACC Corp., 400
West Avenue, Rochester, New York  14611.

     On April __, 1995, the Closing Price for the Company's Common Stock was
$_____ per share, as quoted in The Wall Street Journal.

     The Board of Directors recommends a vote FOR approval of this amendment to the Stock Option Plan. Proxies solicited by the Board of Directors will be voted FOR the foregoing Proposal unless otherwise indicated. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present, in person or by proxy, and entitled to vote at the Annual Meeting is required for approval of this proposed amendment to the Stock Option Plan.


          PROPOSAL 4

          PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF
          INCORPORATION TO AUTHORIZE THE ISSUANCE OF PREFERRED STOCK AND
          NONVOTING CLASS B COMMON STOCK AND TO INCREASE THE NUMBER OF
          SHARES AUTHORIZED FOR ISSUANCE

     The Board of Directors has unanimously adopted resolutions approving and recommending that the shareholders consider and approve a Proposal to amend the Company's Certificate of Incorporation that would: (1) increase the number of shares the Company is authorized to issue by 7,000,000 shares, from 50,000,000 shares to 57,000,000 shares; (2) redesignate the 50,000,000 shares of Common Stock, par value $.015 per share, presently authorized for issuance as 50,000,000 shares of Class A Common Stock; (3) designate 5,000,000 shares as Class B Common Stock having a par value of $.015 per share; and (4) designate 2,000,000 shares as Preferred Stock having a par value of $1.00 per share. The text of this proposed amendment is attached to this Proxy
Statement as Annex 1.

     The Company's Certificate of Incorporation does not currently authorize the issuance of Preferred Stock or Class B non-voting Common Stock. The Board believes that it would be in the Company's best interests to have the flexibility to issue different classes of stock in pursuit of its capital raising transactions, as well as for use in possible acquisitions, joint ventures and employee benefit plans.

     From time to time, the Company receives proposals from private investment partnerships with an interest in investing in the Company, which would provide the Company with sources of equity financing to enable it to pursue its strategic plans and growth objectives. However, such investors customarily desire to purchase shares of Preferred Stock, often convertible into Common Stock at a negotiated price or ratio or upon the occurrence of specified events, etc. Given its current capital structure, the Company has not been able to successfully negotiate an equity investment when approached with such proposals by such investors. By having the ability to issue
Preferred Stock, the Board would be in a position to seriously discuss such investments when it receives such proposals.

     In addition, the Company receives proposals from foreign investors from time to time with an interest in investing in the Company. However, there are certain limitations imposed upon the Company under the rules and regulations of the Federal Communications Commission that limit the extent to which the Company may sell an equity stake with voting rights to a foreign purchaser.
If the Company is authorized to issue Class B non-voting Common Stock, many of these foreign ownership issues can be minimized and the Company's ability to negotiate a substantial investment by or a joint venture with a foreign purchaser would be substantially enhanced.

     For the foregoing reasons, the Board of Directors believes that this amendment is in the best interests of the Company and its shareholders and recommends its approval.

     The Preferred Stock authorized by this amendment is known as "blank check" Preferred Stock, for the reason that, as is permitted under Delaware law, the designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof would be determined by the Board of Directors. Therefore, if this Proposal is approved by the shareholders, the Board of Directors will be entitled to authorize the creation and issuance of up to 2,000,000 shares of Preferred Stock, par value
$1.00 per share, in one or more series, with such rights, qualifications, limitations, and restrictions as may be determined in the Board's sole discretion, with no further authorization required of the shareholders.

     With respect to the authorization of the 5,000,000 shares of Class B
Common Stock, par value $.015 per share, sought as a part of this amendment, the Board will likewise have the right to fix the preferences, relative and participating, optional or other special rights, and qualifications, limitations or restrictions applicable to all of the shares to be issued as Class B Common Stock in the resolutions providing for the first issuance of any such shares; except that the shares of Class B Common Stock shall not have the right to vote on any matter brought before the shareholders of the Company, nor shall they be entitled to vote as a class upon any proposed increase or decrease in the aggregate number of shares of Class B Common Stock authorized for issuance under the Company's Certificate of Incorporation.

     The Board of Directors is required to make any determination to issue shares of Preferred Stock or Class B Common Stock based on its judgment as to the best interests of the Company and its shareholders. Although the Board has no present intention of doing so, it could issue shares of Preferred Stock that could, depending upon the terms of such series, make more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or other means. For example, such shares could be used to create voting or other impediments or to discourage persons seeking to gain control of the Company. Such shares could be sold to purchasers that supported the Board in opposing such action. Additionally, the Board could authorize holders of a series of Preferred Stock to vote either separately as a class or with the holders of the Company's Common Stock on any merger, sale or exchange of assets by the Company or any other extraordinary corporate transaction. The existence of the authorized shares of Preferred Stock could have the effect of discouraging unsolicited takeover attempts. The issuance of new shares could also be used to dilute the stock ownership of a person or entity seeking to obtain control of the Company should the Board consider the actions of such person or entity not to be in the best interests of the Company and its shareholders.

     With respect to the authorization to issue 5,000,000 shares of Class B
Common Stock sought as a part of this amendment, since these shares have no voting rights, the impact of their issuance as an antitakeover measure is not as potentially significant as is the ability to issue Preferred Stock in such a situation as discussed above, except to the extent that the issuance of Class B Common Shares in this context could increase the costs to an entity or person seeking to acquire control of the Company and thereby make more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer or other means and could therefore also have the effect of discouraging unsolicited takeover attempts.

     The Company's Common Stock has no cumulative voting, preemptive or subscription rights, nor is it redeemable. Under Delaware law, shareholders are not entitled to dissenters' rights of appraisal with respect to the matters set forth in this Proposal.

     The proposed amendment to the Company's Certificate of Incorporation is set forth in Annex 1 attached hereto, and the foregoing description of the amendment is qualified in its entirety by the text of the amendment itself, which is incorporated by reference herein. Shareholders are urged to read the amendment in its entirety.

     While the Company may consider an equity offering of either a series of Preferred Stock or Class B Common Stock in the future for purposes of raising additional working capital or otherwise, it currently has no agreements with any third parties to effect any such offering or issuance and no assurances are given that any offering will in fact be effected or undertaken.
Therefore, neither the terms of any series of Preferred Stock nor the terms of the Class B Common Stock can be stated or estimated with respect to any or all of the shares of such classes authorized.

     Financial statements are not included in this Proxy Statement with respect to this Proposal as they are not deemed material for the exercise of prudent judgment on this Proposal.

     The Board of Directors recommends a vote FOR approval of this Proposal.
Proxies solicited by the Board will be voted FOR this Proposal unless otherwise indicated. The affirmative vote of a majority of all outstanding shares entitled to vote at the Meeting is required for approval of this Proposal.


PRINCIPAL HOLDERS OF COMMON STOCK

     The following table reflects the security ownership of those persons who are known to the Company to have been the beneficial owners of more than 5% (
________ shares) of the Company's outstanding Common Stock as of April 14, 1995:

Name and Address         Amount and Nature of     Percent
of Beneficial Owner      Beneficial Ownership     of Class

Richard T. Aab           965,582 (1)              11.8
400 West Avenue
Rochester, New York 14611

(1) This number excludes 15,000 shares directly owned by Mr. Aab's wife and 1,500 shares that she controls as Custodian for their minor children, as to all of which shares Mr. Aab disclaims beneficial ownership.


OTHER MATTERS

     At present, the Board of Directors knows of no other matters which are likely to come before the Annual Meeting. However, if any other matters are presented, it is the intention of the persons named in the proxy to vote such proxy in accordance with their best judgment on any such matters.

     In accordance with relevant Securities and Exchange Commission rules, any proposal which a shareholder wishes to be presented at the 1996 Annual
Meeting of Shareholders must be received by the Secretary of the Company at its principal executive offices, 400 West Avenue, Rochester, New York 14611, no later than ___________, 1995.

     The cost of solicitation of proxies will be borne by the Company. In addition to this solicitation by mail, Directors, officers and employees of the Company may solicit proxies by telephone, telegraph, mail or personal interviews, and arrangements will be made with banks, brokerage firms and others to forward proxy material to their principals. The Company will bear the expense of any such additional solicitations. In addition, MacKenzie
Partners, Inc. has been retained to aid in the solicitation of proxies at an estimated fee of $_________, plus out-of-pocket expenses.

     A copy of the Company's 1994 Annual Report containing financial statements for the fiscal year ended December 31, 1994, is enclosed with these proxy materials. Additional copies may be obtained from the Treasurer, ACC
Corp., 400 West Avenue, Rochester, New York 14611.

     Shareholders are urged to mark, date, sign and return promptly the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States.

                              By Order of the Board of Directors


                              Francis D. R. Coleman,
                              Secretary
April [25], 1995
ANNEX 1

PROPOSED AMENDMENT TO ACC CORP. CERTIFICATE OF INCORPORATION
               ______________________


     RESOLVED, that subject to obtaining the approval of the shareholders of this Corporation, Article FOUR of this Corporation's Certificate of
Incorporation be amended to read in its entirety as follows:

          .  .  .  .  .  .  .  .  .  .

               ARTICLE FOUR

     The total number of shares of stock which the Corporation shall have authority to issue is 57,000,000 shares, divided into the following classes:
(1) 50,000,000 shares shall be Class A Common Stock having a par value of $.015 per share; (2) 5,000,000 shares shall be Class B Common Stock having a par value of $.015 per share; and (3) 2,000,000 shares shall be Preferred
Stock having a par value of $1.00 per share. The following is a statement of the designations of the authorized classes of stock or any series thereof, and the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, or of the authority of the Board of Directors to fix by resolution(s) such designations and other terms:

Class A Common Stock

     Subject to all of the preferences and rights of both the Preferred Stock or a series thereof and of the Class B Common Stock, all of which may be fixed by resolution(s) of the Board of Directors, (i) dividends may be paid on the Class A Common Stock of the Corporation as and when declared by the Board of Directors, out of funds of the Corporation legally available for the payment of such dividends, and (ii) each share of Class A Common Stock shall be entitled to one vote on all matters on which such stock is entitled to vote.
The 50,000,000 shares of Common Stock, par value $.015 per share, previously authorized for issuance hereunder are hereby redesignated as 50,000,000 shares of Class A Common Stock, and all references in this Certificate of Incorporation to Common Stock are hereby changed to refer to Class A Common
Stock.

Class B Common Stock

     Subject to all of the preferences and rights of the Preferred Stock or a series thereof that may be fixed by resolution(s) of the Board of Directors, the Class B Common Stock shall have such preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be established in the resolution(s) providing for the issuance of such stock adopted by the Board of Directors, except that the shares of Class B Common Stock shall not be entitled to vote on any matters brought before the stockholders of the Corporation, nor shall the holders of the Class B Common Stock be entitled to vote as a class upon any proposed increase or decrease in the aggregate number of authorized shares of Class B Common Stock.

Preferred Stock

     The shares of Preferred Stock may be issued from time to time in one or more series.  The Board of Directors is expressly authorized to fix by resolution(s) the designation of each series of Preferred Stock and the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limitation, such provisions as may be desired concerning the dividend rights, the dividend rate, conversion rate, conversion rights, voting rights, rights in terms of redemption (including sinking fund provisions), the redemption price or prices, the liquidation preferences and such other subjects or matters as may be fixed by resolution(s) of the Board of Directors under the General Corporation Law of Delaware; and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares of any such series then outstanding).  In the event that the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution(s) originally fixing the number of shares of such series.  All Preferred Stock of the same series shall be identical in all respects, except for the dates from which dividends, if any, shall be cumulative.
                         .  .  .  .  .  .  .  .  .  .

[FORM OF PROXY CARD]

THE BOARD OF DIRECTORS OF ACC CORP.

Proxy for Annual Meeting of Shareholders - June 1, 1995

     The undersigned hereby appoints Richard T. Aab, Arunas A. Chesonis and
Michael R. Daley, and each of them, attorneys and proxies, each with full power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held on June 1, 1995, and at all adjournments thereof, to vote as authorized below all of the shares of Common
Stock which the undersigned may be entitled to vote at said Meeting, as designated below, and in accordance with their best judgment in connection with such other business as may come before the Meeting.

     The Board of Directors recommends a vote FOR Proposals 1, 2, 3 and 4.
To vote in accordance with the Board of Directors' recommendations, just sign where indicated on the reverse side; no boxes need be checked. Unless otherwise marked, this proxy will be voted in accordance with the Board of Directors' recommendations.

     1.   Nominees for Directors:

          Richard T. Aab           David K. Laniak
          Hugh F. Bennett          Robert F. Sykes
          Arunas A. Chesonis       Daniel D. Tessoni
          Willard Z. Estey

          [ ]  VOTE FOR all nominees listed above.

Instruction: To withhold authority to vote for an individual nominee named above, draw a line through that name.

          [ ]  VOTE WITHHELD from all nominees.

     2. Proposal to ratify the selection of Arthur Andersen LLP as the Company's independent auditors.

          FOR [ ]        AGAINST [ ]          ABSTAIN [ ]

3.   Proposal to Amend the Company's Employee Stock Option Plan.

          FOR [ ]        AGAINST [ ]         ABSTAIN [ ]

4. Proposal to Amend the Company's Certificate of Incorporation to authorize the issuance of Preferred Stock and Class B non-voting Common Stock and to increase the number of shares authorized for issuance.

          FOR [ ]        AGAINST [ ]         ABSTAIN [ ]



Dated:                           , 1995

_______________________________________________

_______________________________________________
     Signature of Shareholder(s)
(Name of shareholder should be signed exactly as it appears
               on this proxy.)

